Exhibit 10.2

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (“Second Amendment”), dated as of May 3, 2023, is entered into by and between Hanover Properties, Ltd., a California limited partnership (“Landlord”), and Silk Road Medical, Inc., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that Lease Agreement dated as of November 30, 2017 (“Original Lease”), and a  First Amendment to Lease dated as of August 27, 2018 (collectively the “Lease”) for the premises consisting of approximately thirty-one thousand six hundred twenty-eight (31,628) rentable square feet (the “Premises”) in that single-story building located at 1213 Innsbruck Drive, Sunnyvale, California (the “Building”).

B. The term of the Lease (“Term”) is scheduled to expire on October 12, 2024.

C. Landlord and Tenant now desire to amend the Lease to extend the Term on the terms and conditions set forth herein.

AGREEMENT

In consideration of the mutual covenants set forth herein and other valuable consideration, Landlord and Tenant agree to amend the Lease as follows:

1. Definitions. Any capitalized terms that are used but not defined herein shall have the meanings ascribed thereto by the Lease.

2. Term.  Paragraph  3 of the Original Lease, as amended, is hereby further amended to extend the Term for a period of three (3) years (“Extended Term”) so that the Term shall expire on October 12, 2027.  The parties agree that the Extended Term may be further extended pursuant to Tenant’s option to extend the Term for one period of five years upon the terms set forth in paragraph 45 of the Original Lease, as described in paragraph 5 of this Second Amendment.

3. Monthly Base Rent.  The schedule of Monthly Base Rent set forth in paragraph 4(a) of the Original Lease, as amended, is hereby further amended to add the following Monthly Base Rent during the Extended Term:

Months of Term	Monthly Base Rent
Oct 13, 2024 – Oct 12, 2025	$86,977.00/month
Oct 13, 2025 – Oct 12, 2026	$89,586.30/month
Oct 13, 2026 – Oct 12, 2027	$92,273.90/month

4. Security Deposit. Paragraph 6(a) of the Original Lease is hereby amended to reduce the amount of the Security Deposit payable by Tenant under the Lease to $86,977.00, which can consist of either a cash deposit or a Letter of Credit (as described in the Lease).  Within ten (10) days after Tenant delivers to Landlord either (a) a cash deposit in the amount of $86,977.00, or (b) a new Letter of Credit in the amount of $86,977.00,  which names Landlord as beneficiary, is issued by a national money center bank acceptable to Landlord, and otherwise complies with the requirements set forth in paragraphs 6(a) and 6(c) of the Original Lease,  Landlord will return to Tenant the existing Letter of Credit held by Landlord that was issued by Silicon Valley Bank for the current amount of $154,977.20.

5. Roof Repairs/Replacement.

(a)Landlord shall, at Landlord’s sole cost (and not as part of Maintenance and Repair Costs, Capital Expenditures, Costs or any other expenses that can be passed through to Tenant under the Lease),  perform any and all repairs to the roof of the Building as reasonably necessary to eliminate all roof leaks, which such work shall include making repairs to the metal roofing and installing a new roof membrane over the flat portion of the roof.  Notwithstanding anything to the contrary set forth in the Lease, none of the costs of such repairs and replacement shall be included in any Maintenance and Repair Costs, Capital Expenditures, Costs, and/or any other expenses billed to Tenant  (and all provisions of the Lease shall be amended accordingly, including without limitation, the provisions of paragraph 4(b)(4) of the Original Lease). All roof repairs and replacements described in this paragraph 5(a) shall be completed within one year from the date of this Second Amendment.

(b)Landlord shall warrant the good operating condition of the roof membrane and the metal roofing for a period of twelve (12) months from the date the installation of the new roof membrane and the metal roofing repairs described in paragraph 5(a) above are completed (“Warranty Period”).  Landlord’s warranty shall not, however, cover any damage to the new roof membrane or the metal roofing caused by the negligence or willful misconduct of Tenant, its agents, employees, contractors or invitees, which shall be repaired at Tenant’s sole expense.  Subject to the foregoing limitation, Landlord shall complete, at Landlord’s sole cost and expense (and not as part of Maintenance and Repair Costs, Capital Expenditures, Costs or any other expenses that can be passed through to Tenant under the Lease), any repairs and/or replacements to the roof membrane and the metal roofing that may be required during the Warranty Period to eliminate any roof leaks provided that Tenant notifies Landlord of the need for any such repair or replacement prior to the expiration of the Warranty Period.  Notwithstanding anything to the contrary set forth in the Lease, no costs of any repairs and/or replacements made to the roof membrane and/or the metal roofing during the Warranty Period shall be included in any Maintenance and Repair Costs, Capital Expenditures, Costs, and/or any other expenses billed to Tenant (and all provisions of the Lease shall be amended accordingly, including without limitation, the provisions of paragraph 4(b)(4) of the Original Lease).    The foregoing warranty shall not apply to any periodic or routine inspections or maintenance of the roof, the metal roofing or the roof membrane which may be completed by the Landlord during the Warranty Period and the cost of such periodic or routine inspections or maintenance shall be included in Maintenance and Repair Costs.    Landlord and Tenant acknowledge that the warranty set forth herein shall apply only to the new roof membrane and the metal roofing and shall not apply to any other portions of the roof, including the roof structure, which structural repairs, if any, shall be made by Landlord at Landlord’s sole cost and expense as provided in paragraphs 4(c)(1) and 12(c) of the Lease.

(c) Tenant acknowledges that, as Tenant will continue to occupy the Premises while Landlord completes the above-described roof repairs and replacement of the roof membrane as described in paragraph 5(a) above (“Landlord’s Work”), there may be some interference with Tenant’s use of or access to certain portions of the Premises; provided, however, it is understood and agreed that Tenant’s business operations shall not be disturbed as a result of Landlord’s Work unless the parties agree in writing in advance that Tenant’s business operations may be disturbed for certain periods of time as a result of Landlord’s Work.  Landlord and Tenant agree to cooperate with each other to minimize any interference that the completion of Landlord’s Work may cause to the conduct of Tenant’s business and to minimize any interference that Tenant’s occupancy may cause to the completion of Landlord’s Work.  Tenant shall not, however, be entitled to any abatement of Rent as a result of the completion of Landlord’s Work.  Landlord shall not have any liability to Tenant for any disruption or inconvenience to Tenant’s business that may be caused by the completion of Landlord’s Work so long as Landlord and its contractors shall use commercially reasonable efforts to minimize such disruption or inconvenience.

6. Option to Extend Term.  The option to extend the Term of the Lease as set forth in paragraph 45 of the Original Lease shall remain in full force and effect in accordance with its terms and, if Tenant exercises its option to extend the Term, shall extend the Term for one additional period of five years after the Extended Term ends.  Tenant shall exercise such option by giving Landlord written notice at least nine months prior to the last day of the Extended Term (i.e., on or before January 12, 2027) but not more than twelve months prior to the last day of the Extended Term (i.e., on or after October 12, 2026).

7. Brokers.  Landlord and Tenant each represents and warrants to other that it has not dealt with any real estate broker or agent in connection with the negotiation of this Second Amendment other than Cushman and Wakefield USA, Inc., representing Landlord (“Landlord’s Broker”), and Newmark Cornish & Carey, representing Tenant (“Tenant’s Broker”).  Each party agrees to indemnify and hold harmless the other from any claim or claims, costs and expenses, including attorney’s fees, incurred by the indemnified party in conjunction with any such claim or claims of any other broker or brokers to a commission in connection with this Second Amendment as a result of the actions of the indemnifying party.  Landlord shall pay a commission to Tenant’s Broker pursuant to a separate written agreement, and Landlord shall indemnify and hold harmless Tenant against all costs and expenses arising from Landlord’s failure to pay Tenant’s Broker its commission pursuant to said separate written agreement.

8. Counterparts.  This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signature pages may be detached from the counterparts and attached to a single copy of this Second Amendment to physically form one document. Documents executed, scanned and transmitted electronically and electronic signatures shall be deemed original signatures for purposes of this Second Amendment, with such scanned and electronic signatures having the same legal effect as original signatures. Landlord and Tenant agree that this Second Amendment may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act, Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act and California Uniform Electronic Transactions Act (Cal. Civ. Code §§ 1633.1 to 1633.17), as such laws may be amended from time to time. Any document accepted, executed or agreed to in conformity with such laws will be binding on both Landlord and Tenant the same as if it were physically executed.

9. Miscellaneous.  This Second Amendment shall be binding upon and inure to the benefit of the parties, their respective heirs, successors and assigns.  This Second Amendment sets forth the entire agreement between the parties and any prior writings or conversations are merged herein and extinguished.  No amendment, alteration or other change of this Second Amendment shall be enforceable unless set forth in a writing signed by the parties hereto.  To the extent any terms and provisions of this Second Amendment are inconsistent with the terms and provisions of the Lease, the terms and provisions of this Second Amendment shall prevail.  In all other respects the Lease shall remain unmodified and in full force and effect.

[signatures on following page]

IN WITNESS WHEREOF, the parties have duly executed this Second Amendment to be effective as of the day and year first above written.

LANDLORD			TENANT
HANOVER PROPERTIES, LTD., a California limited partnership			SILK ROAD MEDICAL, INC., a Delaware corporation
By:	The Christensen Company, LLC,		By:	/s/ Lucas Buchanan
a California limited liability company,
	General Partner		Name:	Lucas Buchanan

	By:	/s/ Gavin Christensen	Title:	COO & CFO
		Gavin Christensen, Manager		____________________

145025052.2